Exhibit 5.1

Simpson Thacher & Bartlett LLP

900 G STREET NW

WASHINGTON, D.C. 20001

TELEPHONE: +1-202-636-5500

FACSIMILE: +1-202-636-5502

November 3, 2025

Blackstone Inc.

345 Park Avenue

New York, New York 10154

To the Addressee Stated Above:

We have acted as counsel to Blackstone Reg Finance Co. L.L.C., a Delaware limited liability company (the “Company”), and Blackstone Inc., a Delaware corporation (the “Corporation”), Blackstone Holdings I L.P., a Delaware limited partnership (“Blackstone Holdings I”), Blackstone Holdings AI L.P., a Delaware limited partnership (“Blackstone Holdings AI”), Blackstone Holdings II L.P., a Delaware limited partnership (“Blackstone Holdings II” and, together with the Corporation, Blackstone Holdings I and Blackstone Holdings AI, the “Delaware Guarantors”), Blackstone Holdings III L.P., a Québec société en commandite (“Blackstone Holdings III”), and Blackstone Holdings IV L.P., a Québec société en commandite (“Blackstone Holdings IV” and, together with Blackstone Holdings III, the “Québec Guarantors”; and the Québec Guarantors together with the Delaware Guarantors, the “Guarantors”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company from time to time for an indeterminate aggregate initial offering price of, among other things, debt securities, which may be either senior or subordinated (collectively, the “Securities”) and the issuance by the Guarantors of Guarantees (as defined below) with respect to the Securities.

Blackstone Reg Finance Co. L.L.C.	2	November 3, 2025

We have examined the Registration Statement; the Underwriting Agreement dated October 28, 2025 (the “Underwriting Agreement”), among the Company, the Guarantors and the underwriters named therein, pursuant to which such underwriters have agreed to purchase $600,000,000 aggregate principal amount of 4.300% Senior Notes due 2030 (the “2030 Notes”) and $600,000,000 aggregate principal amount of 4.950% Senior Notes due 2036 (the “2036 Notes” and, together with the 2030 Notes, the “Notes”) issued by the Company and unconditionally guaranteed by the Guarantors; the Indenture, dated as of December 6, 2024 (the “Base Indenture”), among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of November 3, 2025 (the “Second Supplemental Indenture”), relating to the 2030 Notes, and as further supplemented by the Third Supplemental Indenture (the “Third Supplemental Indenture” and, together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”), relating to the 2036 Notes, among the Company, the Guarantors and the Trustee; duplicates of the global notes representing the Notes; and the guarantees whose terms are set forth in the Indenture (the “Guarantees”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Blackstone Reg Finance Co. L.L.C.	3	November 3, 2025

In rendering the opinions set forth below, we have assumed further that (1) the Québec Guarantors are validly existing and in good standing under the law of Québec and have duly authorized, executed, issued and delivered the Underwriting Agreement, the Indenture and their Guarantees, as applicable, in accordance with their organizational documents and the law of Québec, (2) the execution, issuance, delivery and performance by the Québec Guarantors of the Underwriting Agreement, the Indenture and their Guarantees, as applicable, do not constitute a breach or violation of their organizational documents or violate the law of Québec or any other applicable jurisdiction (except that no such assumption is made with respect to the federal law of the United States, the law of the State of New York, the Delaware General Corporation Law (the “DGCL”), the Delaware Limited Liability Company Act (the “DLLCA”) or the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”)) and (3) the execution, issuance, delivery and performance by the Company and each Guarantor of the Underwriting Agreement, the Indenture, the Notes and the Guarantees, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company or any such Guarantor.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. Assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. Assuming due authentication of the Notes by the Trustee and upon payment for and delivery of the Notes in accordance with the Underwriting Agreement, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Blackstone Reg Finance Co. L.L.C.	4	November 3, 2025

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (i) the waiver of rights and defenses contained in Section 1406 of the Base Indenture or (ii) Section 110 and Section 9.3, of the Base Indenture and the Second Supplemental Indenture, respectively, relating to the separability of the provisions of such agreements.

In connection with Section 112 and Section 9.7 of the Base Indenture and the Second Supplemental Indenture, respectively, whereby the parties submit to the jurisdiction of the courts of the United States of America for the Southern District of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of Section 112 and Section 9.7 of the Base Indenture and the Second Supplemental Indenture, respectively, which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the DGCL, the DLLCA and the DRULPA. We expressly disclaim coverage of any other Delaware law, except judicial decisions interpreting the DGCL, the DLLCA and the DRULPA.

Blackstone Reg Finance Co. L.L.C.	5	November 3, 2025

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP